As filed with the United States Securities and Exchange Commission on May 23, 2022

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Hanger, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-0904275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10910 Domain Drive, Suite 300 Austin, Texas	78758
(Address of principal executive offices)	(Zip code)

Hanger, Inc. 2022 Omnibus Incentive Plan
(Full title of plan)

Thomas E. Hartman
Senior Vice President, Secretary & General Counsel
Hanger, Inc.
10910 Domain Drive, Suite 300
Austin, Texas 78758
(Name and address of agent for service)

(512) 777-3800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The shareholders of Hanger, Inc. (the “Company”) approved the Hanger, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) on May 19, 2022 (the “Effective Date”). As provided in the 2022 Plan, 1,960,000 shares of common stock of the Company, $0.01 par value per share (“Common Stock”), are available for issuance thereunder. In addition, the number of shares of Common Stock available for issuance under the 2022 Plan will be increased by (a) the number of shares that remained available for future grants under the Hanger, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”) on the Effective Date and (b) the number of shares that were subject to outstanding awards under the 2019 Plan that would have again become available for new grants under the terms of the 2019 Plan if the 2019 Plan had remained in effect (taking into account the 2019 Plan’s provisions concerning termination or expiration, if any, and subject to exceptions specified in the 2019 Plan). The Company’s authority to grant new awards under the 2019 Plan terminated upon shareholder approval of the 2022 Plan on the Effective Date.

The purpose of this registration statement (this “Registration Statement”) is to register (a) the 1,960,000 shares being registered for the first time pursuant to the 2022 Plan, (b) the 412,867 shares (the “Currently Available 2019 Plan Shares”) that remained available for future grants under the 2019 Plan on the Effective Date and (c) the 414,392 shares (the “Expected Available 2019 Plan Shares”) that were subject to outstanding awards under the 2019 Plan on the Effective Date but that are expected to become available for grant under the 2022 Plan as a result of future forfeitures. The Currently Available 2019 Plan Shares and the Expected Available 2019 Plan Shares were previously registered on a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2019 (Registration Statement No. 333-231610).

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.  The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents previously filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and are deemed to be a part hereof:

(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

(b)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022; and

(c)The description of the Company’s Common Stock, par value $.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed on September 10, 2018 under Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

In addition, all other documents subsequently filed by the Company after the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 4.    Description of Securities.

    Not applicable.

Item 5.    Interests of Named Experts and Counsel.

    None.

Item 6.    Indemnification of Directors and Officers.

In its certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
The Company’s amended and restated bylaws (the “Bylaws”) also include provisions relating to indemnification. Under these provisions, the Company will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is, or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (each, an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit, or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Except in certain circumstances specified in the Bylaws, the Company will not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Company.
The Company will also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit, or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification will be made in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of State of Delaware or such other court deems proper.
To the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit, investigation, or proceeding referred to above, or in defense of any claim, issue, or matter therein, or on appeal from any such action, suit, investigation, or proceeding, an Indemnitee will be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.
The Bylaws also specify procedures to be followed in connection with any claim for indemnification and provide for the advancement of certain expenses in specified circumstances.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of Hanger, Inc., dated August 27, 2012. (Incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on August 29, 2012.)

4.2
Amended and Restated By-Laws of Hanger Orthopedic Group, Inc., as amended effective February 2, 2012. (Incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on February 6, 2012.)

4.3	Hanger, Inc. 2022 Omnibus Incentive Plan. (Incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders.)
4.4	Form of Restricted Stock Unit Agreement for Employees under the 2022 Omnibus Incentive Plan.
4.5	Form of Performance Share Unit and Restricted Stock Unit Agreement for Employees under the 2022 Omnibus Incentive Plan.
4.6	Form of Performance Share Unit Agreement for Employees under the 2022 Omnibus Incentive Plan.
4.7	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2022 Omnibus Incentive Plan.
5	Opinion of Foley & Lardner LLP.
23(a)	Consent of PricewaterhouseCoopers LLP.
23(b)	Consent of Foley & Lardner LLP. (Included in Exhibit 5 hereto.)
24	Powers of Attorney. (Included on the signature page to this Registration Statement.)
107	Filing Fee Table

Item 9.    Undertakings.

(a)    The undersigned Company hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 23, 2022.

HANGER, INC.

                By:     /s/ Vinit K. Asar
                Vinit K. Asar
                Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints VINIT K. ASAR, and/or THOMAS E. KIRALY and/or THOMAS E. HARTMAN as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Vinit K. Asar Vinit K. Asar	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2022
/s/ Thomas E. Kiraly Thomas E. Kiraly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2022
/s/ Gabrielle B. Adams Gabrielle B. Adams	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 23, 2022
/s/ Asif Ahmad Asif Ahmad	Director	May 23, 2022
/s/ Christopher B. Begley Christopher B. Begley	Director	May 23, 2022
/s/ John T. Fox John T. Fox	Director	May 23, 2022
/s/ Thomas C. Freyman Thomas C. Freyman	Director	May 23, 2022
/s/ Stephen E. Hare Stephen E. Hare	Director	May 23, 2022
/s/ Mark M. Jones Mark M. Jones	Director	May 23, 2022
/s/ Cynthia L. Lucchese Cynthia L. Lucchese	Director	May 23, 2022
/s/ Richard R. Pettingill Richard R. Pettingill	Director	May 23, 2022
/s/ Kathryn M. Sullivan Kathryn M. Sullivan	Director	May 23, 2022

[Signature Page to S-8 Registration Statement]